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                                                                    EXHIBIT 11.1

                 STATEMENT OF COMPUTATION OF NET LOSS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                               Period From
                              May 23, 1994        Year Ended         Nine Months Ended
                             (inception) to       December 31,           September 30,
                               December 31,     -----------------     ------------------
                                   1994          1995       1996       1996        1997
                              --------------    -------    -------    -------    -------
                                                                    (Unaudited)
HISTORICAL NET LOSS PER SHARE:
Net Loss                         $ (706)        $(6,675)   $(5,118)   $(4,461)   $(3,669)
                                 ======         =======    =======    =======    =======

Weighted average common shares
  outstanding                        82             544        637        637        637

Adjustments to reflect
  requirements of the
  Securities and Exchange
  Commission (Effect of
  SAB 83)                         2,325           2,325      2,325      2,325      2,325
                                 ------         -------    -------    -------    -------
  Adjusted shares outstanding     2,407           2,869      2,962      2,962      2,962
                                 ======         =======    =======    =======    =======
Historical net loss per share    $(0.29)        $ (2.33)   $ (1.73)   $ (1.51)   $ (1.24)
                                 ======         =======    =======    =======    =======

                                           Year Ended     Nine Months Ended
                                          December 31,      September 30,
                                              1996              1997
                                          -------------   -----------------
PRO FORMA NET LOSS PER SHARE:
Net loss                                    $(5,118)          $(3,669)
                                            =======           =======
Weighted average common shares outstanding      637               637

Effect of assumed conversion of preferred
  shares, excluding 2,525 shares which are
  included using the treasury stock method
  in the Adjustments to reflect
  requirements of the Securities and
  Exchange Commission (Effect of SAB 83)      4,835             5,230

Adjustments to reflect requirements of
  the Securities and Exchange Commission
  (Effect of SAB 83)                          2,325             2,325
                                            -------           -------
  Adjusted shares outstanding                 7,797             8,192
                                            =======           =======
Pro forma net loss per share                $ (0.66)          $ (0.45)
                                            =======           =======